November 14, 2001


JACO ELECTRONICS, INC. ("Jaco")
145 Oser Avenue
Hauppauge, NY  11788

NEXUS CUSTOM ELECTRONICS, INC. ("Nexus")
Prospect Street
Brandon, VT  05733

INTERFACE ELECTRONICS CORP. ("Interface")
124 Grove Street
Franklin, MA 02028

Gentlemen:

     Reference  is made to the Second  Restated  and Amended  Loan and  Security
Agreement in effect between us as successor by merger to BNY Financial Corporation which was merged into GMAC Commercial Credit LLC ("GMAC"), as Agent and Lender, and Fleet Bank, N.A., f/k/a Natwest Bank, N.A ("Fleet") as Lender, dated September 13, 1995, as supplemented and amended from time to time, (the "Agreement"). Both GMAC and Fleet may hereinafter be referred to jointly as the "Lenders", and individually, as a "Lender". Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

     WHEREAS,  you have  requested that we amend the Agreement as follows below;
and

     WHEREAS, the Lenders are willing to agree to such amendments, subject to the terms and conditions hereof.

                  NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

                  1. The definition of "Contract Rate" as set forth in paragraph 1 of the Agreement, as amended by an Amendment letter dated August 1, 1997, and by an Amendment letter dated June 6, 2000 is hereby deleted and replaced with the following:

                                    " 'Contract Rate' means an interest rate per
                           annum equal to (i) the applicable LIBO Rate, plus one and three quarter percent (1.75%) in the case of LIBO Rate Loans first continued or converted thereto prior to June 30, 2000, (ii) in the case of LIBO Rate Loans first continued or converted thereto, in the quarter ending September 30, 2000 or thereafter, the applicable LIBO Rate plus the margin ("LIBO Margin") stated opposite the ratio range of Funded Debt to net earnings before interest, taxes, depreciation, amortization, extraordinary gains and non cash losses and all other non-cash charges on a consolidated basis ("EBITDA") during the immediately preceding four fiscal quarters as stated in the table immediately below:



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                                    Funded Debt/EBITDA              LIBO Margin

                                    greater than 3.5 to 1           2 1/4%

                                    3.0 to 3.5 to 1                  2%

                                    2.5 to 3.0 to 1                 1 3/4%

                                    2.0 to 2.5 to 1                 1 1/2%

                                    1.5 to 2.0 to 1                 1 1/4%

                                    less than 1.5 to 1               1%

                           The Contract Rate applicable to LIBO Rate Loans shall
be adjusted quarterly."

                  2. The definition of "Inventory Borrowing Base" appearing in
                  Section 1 of the Agreement, shall be amended at the end of the Temporary Increase Period (as defined below) so that the percentage of "60%" appearing in the first line of such definition, shall be replaced with the percentage "55%".

                  3. Effective as of September 30, 2001, ("the "Amendment Effective Date") hereof, and only for the period commencing on the Amendment Effective Date and ending on June 29, 2002 (the "Temporary Increase Period"), the phrase "$30,000,000" appearing on the eighth line of Section 4(a) of the Agreement shall be deleted in its entirety and replaced with the phrase "$35,000,000". At the end of the Temporary Increase Period, the Debtor shall repay any excess amounts outstanding with respect to the Inventory Borrowing Base, so as to reflect that the loan amounts outstanding with respect to inventory shall not exceed the maximum amount allowed to be outstanding with respect to inventory under the terms of the Agreement at such time, and the amended figure stated above shall at such time revert back to the amount of "$30,000,000".

                  4.Section 17(e) of the Agreement shall be deleted in its entirety and replaced with the following:


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

                           "(e) Maintain at all times, from and after the Amended Effective Date, a consolidated net worth (all amounts which would be included under shareholder's equity on a consolidated balance sheet of Debtor, determined in accordance with generally accepted accounting principles), in an amount not less than $47,000,000, which amount shall be increased at the end of each quarter on a cumulative basis by an amount equal to 50% of the consolidated net profit after taxes, if any, for such quarter. For purposes of calculating this covenant, any writedown for impairment of goodwill, will not be taken into account in making the calculation under this covenant."

               5.Section 18(e) of the Agreement shall be deleted in its entirety and replaced with the following:

                           "(e) Permit at any time, from and after the Amended Effective Date, the ratio of Indebtedness to Tangible Net Worth to be more than 3.0 to 1.0 for purposes of this Paragraph 18(e), "Indebtedness" shall mean consolidated total liabilities of Debtor and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied. "Tangible Net Worth" shall mean the excess of consolidated total assets of Debtor and its Subsidiaries over consolidated total liabilities of Debtor and its Subsidiaries, each to be determined in accordance with generally accepted accounting principles consistently applied, excluding however, from the determination of consolidated total assets, all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation, goodwill, patents, trademarks, trade names, copyrights and franchises."

                    6. Section 17(d) of the Agreement shall be deleted in its entirety and replaced by the following section 17(d):

                           "17(d) Debtor shall maintain at all times, on a
                   consolidated basis, a ratio of EBIT to total interest charges due during any quarter of no less than 1.5 to 1 calculated on rolling four quarter basis, beginning on September 30, 2002. "EBIT" shall mean earnings before interest, taxes, extraordinary gains, and extraordinary non cash losses."

                    7. Section 17(f) of the Agreement shall be deleted in its entirety and replaced with the following Section 17(f).

                           "17(f) Maintain at all times a ratio of the sum of
                  (i) cash and cash equivalents, plus (ii) accounts receivable to Current Liabilities of not less than .40 to 1 as of 6/30/00 and at all times thereafter. For purposes of this paragraph "Current Liabilities" shall mean all liabilities treated as current liabilities in accordance with generally accepted accounting principles consistently applied, including without limitation, all obligations payable on demand or within one year after the date on which the determination is made, together with Obligations under this Agreement exclusive of any amounts outstanding under the Term Loans Notes."

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

                    8. Section 17(h) of the Agreement, as amended by a certain amendment dated June 6, 2000, in effect between you and us (the "Amendment"), shall be deleted in its entirety and replaced by the following Section 17(h):

                           "17(h) Maintain at all times the insurance required
                  by the Agreement and cause each Subsidiary to maintain insurance with responsible insurance companies on such of its properties in such amounts and against such risks as is customarily maintained by similar businesses."

                    9. Section 18(d) of the Agreement is hereby amended by deleting the following language from the first sentence of such Section 18(d):

                                     "(III) liability or indebtedness incurred
                                    by Debtor in a public offering of debt
                                    securities by the Debtor, (iv) liability or indebtedness incurred by the Debtor in a private offering of debt securities by the Debtor".

                           The said deleted language appeared on the second and
third lines on page 18 of the Agreement.

                    10. Section 18(g) of the Agreement shall be deleted in its entirety and replaced by the following:

                           "The Debtors shall attain at the end of each quarter, on a consolidated basis, EBITDA for such quarter, in amounts of no less than the amounts stated opposite the fiscal quarters stated below:

                                 Fiscal Quarter            Minimum EBIDTA Amount

                           1 quarter ended 9/30/01                  ($1,000,000)
                           1 quarter ended 12/31/01                   ($500,000)
                           1 quarter ended 3/31/02                   $1,100,000
                           1 quarter ended 6/30/02                   $1,800,000

                    11. In consideration for the amendments stated herein, Debtor shall pay Agent for the pro rata share of each Lender an amendment fee of $20,000. Jaco, Nexus and Interface hereby authorize the Agent to automatically charge the Debtors' account with the amount of such fee on the date of execution of this Letter Agreement.

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

                    12. Not withstanding anything contrary to the Agreement, or elsewhere you hereby agree that the Agent on behalf of the Lenders may audit each or all of you at any time it so determines provided however that while no Event of Default has occurred under the Agreement you shall only be liable for expenses in connection of three such audits per year and hereby agree that we may charge your account with a per diem charge per auditor of $750.00 up to a maximum amount for each calendar year of $25,000.00. After the occurrence of an Event of Default under the Agreement the forgoing limitations shall not be applicable.

                    13. By their signatures below, Jaco, Nexus and Interface hereby ratify the Agreement and agree to be jointly and severally liable for all Obligations under the Agreement and agree that all of the outstanding amounts of the Loans under the Agreement, as of the date hereof, shall be valid and binding Obligations of each of them, and shall be deemed Obligations outstanding under the Agreement, and hereby agree and promise to repay to the Agent, for the benefit of the Lenders, such Obligations (including but not limited to all applicable interest) in accordance with the terms of the Agreement, but in no event, later than the Termination Date (for purposes hereof, "Termination Date" shall mean September 14, 2003, or any extended termination date, or any earlier termination date, whether by acceleration or otherwise).

                    14. By their signatures below, Jaco, Nexus and Interface hereby ratify and affirm to the Agent that as of the date hereof, they are in full compliance with all covenants under the Agreement and certify that all representations and warranties of the Agreement are true and accurate as of the date hereof, with the same effect as if they had been made as of the date hereof.

                  Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its original terms, except as previously amended.

                  If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.

                  Very truly yours,
                  GMAC COMMERCIAL CREDIT LLC,
                  (as Agent and Lender)

                  By:/s/Peter D. Brady
                     --------------------
                     Title:Senior Vice President



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AGREED AND ACCEPTED:
JACO ELECTRONICS, INC.                      FLEET BANK, N.A.

By: /s/Jeffrey D. Gash                         By: /s/Kevin Brown
    -------------------                            ----------------------
Title: Vice President                       Title: Senior Vice President


NEXUS CUSTOM ELECTRONICS, INC.              INTERFACE ELECTRONICS CORP.


By: /s/Jeffrey D. Gash                         By: /s/Jeffrey D. Gash
    ----------------------                      -------------------------
Title: Vice President                       Title: Vice President


                                                       RATIFICATION OF GUARANTOR

By its signature below, Jaco Overseas, Inc. hereby ratifies its guaranty of the Agreement, as such Agreement has been amended from time to time, including but not limited to a certain amendment dated June 6, 2000, (the "Amendment") and hereby agrees to be liable for all of the Obligations under the Guaranty with respect to the Agreement as amended from time to time, including but not limited to by this amendment and the Amendment, and hereby agrees that the said Guaranty shall continue to apply and remain in full force and effect with respect to the amended Agreement and hereby agrees and consents that a certain General Loan and Security Agreement dated January 20, 1989, shall continue to be in full force and effect and apply to the amended Agreement, and it further hereby agrees to make all payments of all its Obligations under the said Guaranty and General Loan and Security Agreement to GMAC Commercial Credit LLC as Agent and Lender, and to Fleet Bank, N.A. as Lender, as successors in interest to the previous Agent and Lenders respectively.



RATIFIED, ACCEPTED AND CONSENTED:

JACO OVERSEAS, INC.


By: /s/Jeffrey D. Gash
    ------------------------------
    Title: Vice President


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